Exhibit 1
Joint Filing Agreement
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other persons signatory below of a statement on Schedule 13D or any amendments thereto, with respect to the common stock of Equus Total Return, Inc., and that this Agreement be included as an attachment to such filing.
     Each of the undersigned acknowledges that each shall be responsible for the timely filing of any statement on Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making such filings, except to the extent that he or it knows or has reason to believe that such information is inaccurate.
     This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of which together shall be deemed to constitute one and the same Agreement.
     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement on April 2, 2010.

/s/ Sam P. Douglass
Sam P. Douglass, Individually

/s/ Paula T. Douglass
Paula T. Douglass, Individually

/s/ Sam P. Douglass
Sam P. Douglass, as Trustee of Douglass Trust IV for the Benefit of S. Preston Douglass, Jr.

/s/ Sam P. Douglass
Sam P. Douglass, as Trustee of Douglass Trust IV for the Benefit of Brooke Douglass

/s/ Sam P. Douglass
Sam P. Douglass, as Trustee of Tiel Trust for the
Benefit of Sam P. Douglass

/s/ Paula T. Douglass
Paula T. Douglass, as Trustee of Tiel Trust for the
Benefit of Paula T. Douglass

/s/ Lance T. Funston
Lance T. Funston

/s/ Dr. Francis D. Tuggle
Dr. Francis D. Tuggle

/s/ Charles M. Boyd
Charles M. Boyd